Exhibit 99.1
1 Fountain Square Chattanooga, TN 37402 www.unum.com

news	FOR IMMEDIATE RELEASE
Contacts
	MEDIA	Yolanda Stephen ystephen@unum.com

	INVESTORS	Tom White tawhite@unum.com

Unum Elects Gale V. King to Board of Directors

CHATTANOOGA, Tenn. (March 8, 2022) – Unum (NYSE: UNM) announced today Gale V. King, former executive vice president and chief administrative officer (CAO) at Nationwide Mutual Insurance Company, has been elected to Unum’s board of directors.
King started her 37-year career at Nationwide as a claims professional and worked in key leadership roles throughout the company. She served as executive vice president and CAO from 2012 until her retirement from Nationwide in July 2021 and had responsibility for human resources, corporate real estate and other support services for the company.
“Throughout her career, Gale has been a champion for building a strong employee culture and advancing diversity, equity and inclusion in the workplace,” said Kevin Kabat, Unum’s chairman of the board. “At Unum, we share those same passions and look forward to adding her experience, insights and perspectives to the board.”
King will serve on Unum’s Human Capital and Risk and Finance Committees effective May 1, 2022.
Currently, King is also a public company board director for AutoZone and J.B. Hunt Transport. Her many honors include being named to Ebony’s 100 most powerful African Americans in the United States, Diversity Women’s 2021 Elite 100, HR Executive Magazine’s Executive of the Year Honor Roll and Black Enterprise’s 2019 Most Powerful Women in Corporate America.
King earned a bachelor’s degree in journalism and master’s degree in public administration from the University of Florida. She went on to serve as the university’s foundation chair and received the Distinguished Alumnus Award.

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ABOUT UNUM GROUP

Unum (NYSE: UNM) an international provider of workplace benefits and services, has been helping workers and their families for more than 170 years. Through its Unum and Colonial Life brands, the company offers disability, life, accident, critical illness, dental, vision and stop-loss insurance; leave and absence management support and behavioral health services. In 2021, Unum reported revenues of $12.0 billion and paid $8.2 billion in benefits. The Fortune 250 company is one of the 2021 World’s Most Ethical Companies, recognized by the Ethisphere® Institute.

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